UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2019 (June 18, 2019)

ENTERPRISE BANCORP, INC.
(Exact name of registrant as specified in charter)

Massachusetts	001-33912	04-3308902
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

222 Merrimack Street
Lowell, Massachusetts	01852
(Address of principal executive offices)	(Zip Code)

(978) 459-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EBTC	NASDAQ Stock Market

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b)    On June 18, 2019, James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer of Enterprise Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, Enterprise Bank and Trust Company (the “Bank”), informed the Board of Directors of the Company (the “Board”) of his decision to retire from his current role as Executive Vice President, Chief Financial Officer and Treasurer of the Company and all other positions he currently holds at the Bank and any of its affiliates, effective October 7, 2019. After October 7, 2019 Mr. Marcotte will continue to serve part-time as a senior advisor for a period of time to ensure the successful transition of responsibilities.
Mr. Marcotte has served as Chief Financial Officer of the Company and the Bank since he joined the organization in 2003. The Board, the Company and the Bank are deeply appreciative of Mr. Marcotte for his years of dedicated service and contributions to the Company and the Bank.
(d)    Upon receiving notice of Mr. Marcotte’s upcoming retirement, the Boards of Directors of the Company and the Bank appointed Mr. Joseph R. Lussier as Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Bank, effective October 7, 2019. With more than 25 years of experience in community banking and accounting, Mr. Lussier brings considerable expertise and institutional knowledge to his new role.
Mr. Lussier, age 49, began his service with the Bank in 1999 and currently serves as the Director of Finance for the Bank since March 2017. Prior to that position, Mr. Lussier served as Strategic Initiatives Director of the Bank from December 2010 to March 2017 and as Chief Investment Officer of Enterprise Investment Advisors from August 2007 to November 2010. Before joining the Bank, Mr. Lussier worked for six years at KPMG LLP. He is a graduate of Merrimack College and holds a BS in Business Administration with a concentration in Finance and Accounting. He is also a licensed Certified Public Accountant and Chartered Financial Analyst. Mr. Lussier is also involved in a number of community organizations, including Homeland Heroes Foundation and Franco American School Grotto Restoration.
Mr. Lussier does not have a direct or indirect material interest in any transaction with the Company or the Bank required to be disclosed pursuant to item 404(a) of Regulation S-K. Mr. Lussier is not related to any other director or executive officer of the Company or the Bank.
In connection with his appointment and effective October 7, 2019, Mr. Lussier will be paid a base salary of $200,000 and his incentive payout under the Enterprise Bank 2019 Variable Compensation Incentive Plan will be increased to 30% of his base salary for the period of October 1, 2019 to December 31, 2019, for a blended incentive payout of 22.50% of his base salary for 2019. In addition, Mr. Lussier is subject to a change in control/noncompetition agreement with the Company that provides for the payment of a lump sum equal to 1.5 times his previous highest annual compensation (as defined in the agreement to include the sum of the executive’s highest annual base salary and highest annual cash bonus paid within the most recent three years prior to the date of termination), together with certain other specified payments and benefits, including continuation of health and welfare benefits for 18 months on the same terms as were available to the executive as of the date of termination or, if more favorable, as of the date of the change in control, if the executive’s employment is terminated for any reason, whether at the initiative of the Company or of the executive and whether or not for cause, within two years after the date of a change in control of the Company. If Mr. Lussier’s employment is terminated for any reason within one year prior to the occurrence of a change in control, other than for cause, then he is entitled to receive all of the payments and benefits that he would have been entitled to receive if such termination had occurred within two years after the date of such change in control. The agreement also provides for certain confidentiality, non-compete and non-solicitation restrictions for one year following a termination of employment for any reason prior to a change in control.

Item 9.01	Financial Statements and Exhibits
10.1    Noncompetition Agreement dated as of May 19, 2014 by and among the Company, the Bank and Joseph R. Lussier.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: June 20, 2019	By:	/s/ John P. Clancy, Jr.
John P. Clancy, Jr.
Chief Executive Officer